EXHIBIT 99.1

THE HOME DEPOT ANNOUNCES

$3 BILLION ACCELERATED SHARE REPURCHASE

ATLANTA, December 14, 2006 – The Home Depot®, the world’s largest home improvement retailer, today announced that its board of directors has authorized the immediate repurchase of $3 billion of outstanding shares through an accelerated share repurchase agreement. Including today’s repurchase, the Company has returned approximately $6.7 billion of cash to shareholders this fiscal year by repurchasing more than 173 million shares.

“Today’s accelerated share repurchase, together with the 125 percent increase in the quarterly dividend this year, demonstrates the Company’s commitment to generating shareholder returns,” said Bob Nardelli, chairman, president & CEO. “Our strong balance sheet and clear growth strategy allow us to reinvest in our business and also return cash to our shareholders.”

The accelerated share repurchase will be funded with proceeds from the Company’s recent $5 billion debt offering. The $5 billion of debt capital will be issued through fixed-rate and floating-rate notes with a blended yield of 5.74 percent and a weighted average maturity of 20 years.

The Company has entered into an accelerated share repurchase agreement which provides for the immediate purchase of approximately 75 million shares, bringing the total number of shares purchased since 2002 to more than 450 million or roughly 19 percent of outstanding shares. Since 2001, the Company has invested more than $20.0 billion back into the business, while also returning over $20.3 billion to shareholders in the form of share repurchases and dividends. This demonstrates its balanced approach to generating shareholder returns through business investments and cash returns. The Company’s strong financial discipline is also evidenced by a return on invested capital of 22.3 percent as of the third quarter of fiscal year 2006.

The Home Depot® is the world's largest home improvement specialty retailer, with 2,127 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces and Mexico. Through its HD Supply businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with nearly 1,000 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. In fiscal 2005, The Home Depot had sales of $81.5 billion and earnings of $5.8 billion. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index. HDE

Certain statements contained herein may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information as of their dates and are subject to risks and uncertainties that may cause actual results to differ materially from the statements and other information contained herein, including risks and uncertainties associated with the term debt and the accelerated share repurchase agreement, such as a purchase price adjustment which may be payable by the

Company pursuant to such agreement. Additional information regarding risks and uncertainties is contained in the Company's periodic filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K. Forward-looking statements speak only as of their respective dates, and the Company specifically disclaims any obligation to update them except as may be required under the federal securities laws.

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For more information, contact:

Financial Community	News Media
Diane Dayhoff	Paula Drake
Senior Vice President of Investor Relations	PR Manager
(770) 384-2666	(770) 384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com